Exhibit 99.1

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

JULY 28, 2014	GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS RECORD FIRST HALF PERFORMANCE AND STRONG SECOND QUARTER LOAN GROWTH

Jasper, Indiana - July 28, 2014 -- German American Bancorp, Inc. (NASDAQ: GABC) today reported that it had achieved record financial performance during the first half of 2014.  Net income in the first half of 2014 reached a record $13.0 million, or $0.98 per share, which was an increase of approximately 5%, on a reported net income basis, above the 2013 year-to-date net income of $12.3 million, or $0.97 per share.  The Company’s second quarter 2014 earnings were $6.7 million, or $0.51 per share, as compared to $6.3 million, or $0.48 per share, reported in the first quarter of 2014, and $6.5 million, or $0.52 per share, booked in the second quarter of 2013.

During the quarter ended June 30, 2014, German American also booked nearly a $50 million increase in total loans outstanding, which equates to approximately 14% annualized growth.  Relative to the Company’s position as of June 30, 2013, the Company’s end-of-period loans outstanding increased by approximately $168 million, which represented a similar 14% growth rate over the one year period, inclusive of the loans acquired in connection with the United Commerce transaction.

Driven in part by the higher level of loans outstanding, the Company’s net interest income increased by $3.6 million on a year-to-date comparison and by $1.6 million on a second quarter 2014 versus second quarter 2013 comparison, which equates to approximately a 10% increase for both comparison periods.  Other positive contributors to German American’s 2014 year-to-date financial performance included an enhanced level of insurance revenues, trust and investment fees, and deposit service charges.

Commenting on the Company’s current year performance, Mark A. Schroeder, Chairman & CEO of German American, stated, “A major driver of our performance, during both the current quarter and first half of this year, has been our ability to generate double-digit annualized loan growth not only during the quarter, but also over the course of the past 12 months.  As we’ve seen the economy continue to recover during the past year, we’ve also experienced an enhanced confidence by both our consumer and business clients.  This improved level of confidence in the overall economic climate has resulted in a stronger level of loan demand, as evidenced by these significant increases in our total loans outstanding.”

The comparison of German American’s current year operating results with that of the prior year were affected by the inclusion of the United Commerce Bancorp operation which was acquired by the Company effective October 1, 2013, a new financial center in Columbus, Indiana which opened on December 20, 2013, and the roll-out of the Company’s new digital banking systems in the first half of 2014.

The Company also announced that its Board of Directors declared its regular quarterly cash dividend of $0.16 per share which will be payable on August 20, 2014 to shareholders of record as of August 10, 2014.

Balance Sheet Highlights

Total assets for the Company totaled $2.194 billion at June 30, 2014, an increase of $47.2 million, or 9% on an annualized basis, compared with March 31, 2014 and an increase of $183.0 million, or 9%, compared with June 30, 2013.

June 30, 2014 loans outstanding increased by $46.1 million or approximately 14% on an annualized basis, compared with March 31, 2014, and increased $167.6 million, or 14%, compared to June 30, 2013 total loans outstanding. The increase in loans was broad based across all categories of loans and throughout the Company’s market area.

End of Period Loan Balances	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Commercial & Industrial Loans	$366,101	$344,045	$346,375
Commercial Real Estate Loans	594,681	589,193	508,675
Agricultural Loans	188,155	174,651	175,958
Consumer Loans	130,290	128,024	119,418
Residential Mortgage Loans	134,104	131,271	95,279
	$1,413,331	$1,367,184	$1,245,705

Non-performing assets totaled $6.9 million at June 30, 2014 compared to $12.6 million of non-performing assets at March 31, 2014 and $10.2 million at June 30, 2013.  Non-performing assets represented 0.31% of total assets at June 30, 2014 compared to 0.59% of total assets at March 31, 2014, and compared to 0.51% at June 30, 2013.  Non-performing loans totaled $6.0 million at June 30, 2014 compared to $11.8 million at March 31, 2014 and compared to $8.6 million of non-performing loans at June 30, 2013.  Non-performing loans represented 0.42% of total loans at June 30, 2014 compared with 0.86% of total loans outstanding at March 31, 2014 and 0.69% of total loans outstanding at June 30, 2013.

Non-performing Assets
(dollars in thousands)
	06/30/14	03/31/14	06/30/13
Non-Accrual Loans	$5,902	$11,776	$8,510
Past Due Loans (90 days or more)	67	16	94
Total Non-Performing Loans	5,969	11,792	8,604
Other Real Estate	935	770	1,560
Total Non-Performing Assets	$6,904	$12,562	$10,164

Restructured Loans	$3,942	$2,246	$2,395

The Company’s allowance for loan losses totaled $15.6 million at June 30, 2014 representing an increase of $66,000, or 2% on an annualized basis, from March 31, 2014 and an increase of $287,000, or 2%, from June 30, 2013.  The allowance for loan losses represented 1.10% of period-end loans at June 30, 2014 compared with 1.13% of period-end loans at March 31, 2014 and 1.23% of period-end loans at June 30, 2013.  Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller.  The Company held a discount on acquired loans of $4.9 million as of June 30, 2014, $5.4 million at March 31, 2014 and $2.8 million at June 30, 2013.

Total deposits decreased $25.4 million or 6% on an annualized basis, as of June 30, 2014 compared with March 31, 2014 total deposits and increased by $100.5 million or 6% compared with June 30, 2013.

End of Period Deposit Balances	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Non-interest-bearing Demand Deposits	$398,621	$409,630	$331,571
IB Demand, Savings, and MMDA Accounts	1,010,367	1,015,711	982,665
Time Deposits < $100,000	209,998	216,227	219,422
Time Deposits > $100,000	123,393	126,207	108,251
	$1,742,379	$1,767,775	$1,641,909

Results of Operations Highlights – Quarter ended June 30, 2014

Net income for the quarter ended June 30, 2014 totaled $6,687,000 or $0.51 per share, an increase of $382,000, or 6% on a per share basis, from the first quarter of 2014 net income of $6,305,000 or $0.48 per share.  Net income for the second quarter of 2014 increased $155,000, or 2%, from the second quarter of 2013 net income of $6,532,000, but declined on a per share basis by $0.01 per share, or approximately 2%, from the $0.52 per share earned during the second quarter of 2013.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)

	Quarter Ended June 30, 2014			Quarter Ended March 31, 2014			Quarter Ended June 30, 2013

	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other Short-term Investments	$12,493	$3	0.11%	$12,149	$3	0.10%	$14,806	$13	0.35%
Securities	626,057	4,232	2.70%	622,127	4,260	2.74%	634,161	3,754	2.37%
Loans and Leases	1,390,185	16,215	4.68%	1,371,361	16,018	4.73%	1,233,024	15,088	4.91%
Total Interest Earning Assets	$2,028,735	$20,450	4.04%	$2,005,637	$20,281	4.08%	$1,881,991	$18,855	4.01%

Liabilities
Demand Deposit Accounts	$400,656			$405,386			$340,767
IB Demand, Savings, and MMDA Accounts	$1,039,376	$322	0.12%	$1,041,009	$321	0.13%	$1,001,535	$398	0.16%
Time Deposits	336,901	715	0.85%	340,160	715	0.85%	334,412	756	0.91%
FHLB Advances and Other Borrowings	153,989	467	1.22%	130,727	449	1.39%	118,947	592	2.00%
Total Interest-Bearing Liabilities	$1,530,266	$1,504	0.39%	$1,511,896	$1,485	0.40%	$1,454,894	$1,746	0.48%

Cost of Funds			0.30%			0.30%			0.37%
Net Interest Income		$18,946			$18,796			$17,109
Net Interest Margin			3.74%			3.78%			3.64%

During the quarter ended June 30, 2014, net interest income totaled $18,321,000 representing an increase of $125,000, or 1%, from the quarter ended March 31, 2014 net interest income of $18,196,000 and an increase of $1,609,000, or 10%, compared with the quarter ended June 30, 2013 net interest income of $16,712,000.  The tax equivalent net interest margin for the quarter ended June 30, 2014 was 3.74% compared to 3.78% in the second quarter of 2014 and 3.64% in the second quarter of 2013.  The increase in net interest income in the second quarter of 2014 compared with the first quarter of 2014 was primarily attributable to growth in the level of average loans outstanding.  The increase in net interest income during the second quarter of 2014 compared with the second quarter of 2013 was largely attributable to growth of the loan portfolio and to a reduced cost of funds.

The decline in the net interest margin in the second quarter of 2014 compared with the first quarter of 2014 was largely attributable to continued downward pressure on the Company’s loan portfolio yield.  The improvement of the net interest margin in the second quarter of 2014 compared with the second quarter of 2013 was primarily attributable to an increased level of average loans outstanding, the improvement in the yield on the Company’s securities portfolio and to the continued decline in the Company’s cost of funds.

Accretion of loan discounts on acquired loans contributed approximately 6 basis points on an annualized basis to the net interest margin in the second quarter of 2014, 5 basis points in first quarter of 2014 and 6 basis points in the second quarter of 2013.

During the quarter ended June 30, 2014, the provision for loan loss totaled $200,000 representing a decline of $150,000, or 43%, from the provision of $350,000 during the first quarter of 2014 and an increase of $400,000 from the negative provision of $200,000 during the second quarter of 2013.  During the second quarter of 2014, the provision for loan loss represented approximately 6 basis points of average loans on an annualized basis. During the second quarter of 2014, the Company had net charge-offs of $134,000 representing approximately 4 basis points of average loans on an annualized basis.

During the quarter ended June 30, 2014, non-interest income totaled $5,502,000, a decline of $779,000 or 12%, compared with the quarter ended March 31, 2014, and a decline of $608,000, or 10%, compared with the second quarter of 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Trust and Investment Product Fees	$905	$922	$814
Service Charges on Deposit Accounts	1,191	1,061	1,050
Insurance Revenues	1,482	2,556	1,379
Company Owned Life Insurance	192	201	217
Interchange Fee Income	512	447	513
Other Operating Income	590	390	861
Subtotal	4,872	5,577	4,834
Net Gains on Loans	386	476	809
Net Gains on Securities	244	228	467
Total Non-interest Income	$5,502	$6,281	$6,110

Insurance revenues declined $1,074,000, or 42%, during the quarter ended June 30, 2014, compared with the first quarter of 2014 and increased $103,000, or 7%, compared with the second quarter of 2013.  The decline during the second quarter of 2014 compared with first quarter of 2014 was related to contingency revenue.  There was no contingency revenue received during the second quarter of 2014 while contingency revenue during the first quarter of 2014 totaled $1,049,000.  Typically the receipt of contingency revenue occurs during the first quarter of the calendar year as did occur in 2014 and is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency.

Other operating income increased $200,000, or 51%, during the quarter ended June 30, 2014 compared with the first quarter of 2014 and decreased $271,000, or 31%, compared with the second quarter of 2013.  The variance in both comparative periods was largely related to fees and fair value adjustments associated with interest rate swap transactions with loan customers.

Net gains on sales of loans totaled $386,000 during the quarter ended June 30, 2014, a decline of  $90,000, or 19%, compared to the first quarter of 2014 and a decline of $423,000, or 52%, compared with the second quarter of 2013.  Loan sales totaled $21.8 million during the second quarter of 2014, compared with $21.9 million during the first quarter of 2014 and $54.2 million during the second quarter of 2013.

During the second quarter of 2014, the Company realized a net gain on the sale of securities of $244,000 compared with a net gain of $228,000 during the first quarter of 2014 and $467,000 during the second quarter of 2013.

During the quarter ended June 30, 2014, non-interest expense totaled $14,139,000, a decline of $951,000, or 6%, compared with the quarter ended March 31, 2014, and an increase of $878,000, or 7%, compared with the second quarter of 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Salaries and Employee Benefits	$7,886	$8,424	$7,627
Occupancy, Furniture and Equipment Expense	1,698	1,825	1,565
FDIC Premiums	276	275	260
Data Processing Fees	947	1,010	672
Professional Fees	553	692	525
Advertising and Promotion	544	478	516
Intangible Amortization	325	348	348
Other Operating Expenses	1,910	2,038	1,748
Total Non-interest Expense	$14,139	$15,090	$13,261

Salaries and benefits decreased $538,000, or 6%, during the quarter ended June 30, 2014 compared with the first quarter of 2014 and increased $259,000, or 3%, compared with the second quarter of 2013.  The decline in salaries and benefits during the second quarter of 2014 compared with the first quarter of 2014 was primarily due to lower costs related to the Company’s partially self-insured health insurance plan and lower costs attributable to benefits and payroll taxes that are directly attributable to the levels of cash compensation paid.  The increase in salaries and benefits during the second quarter of 2014 compared with the second quarter of 2013 was largely attributable to an increased number of full-time equivalent employees and to the acquisition of United Commerce Bancorp which occurred in the fourth quarter of 2013.

Occupancy, furniture and equipment expense decreased $127,000, or 7%, during the quarter ended June 30, 2014 compared with the first quarter of 2014 and increased $133,000, or 9%, compared with the second quarter of 2013.  The decrease compared with the first quarter of 2014 was largely attributable to lower costs of utilities and repairs and maintenance items including snow removal.  The increase compared with the second quarter of 2013 was largely attributable to additional office facilities including the acquisition of United Commerce Bancorp and the opening of a full-service banking location in Columbus, Indiana.

Data processing fees declined $63,000, or 6%, during the second quarter of 2014 compared with the first quarter of 2014 and increased $275,000, or 41%, compared with the second quarter of 2013.  The data processing fees during the second quarter of 2014 compared with the second quarter of 2013 were elevated related to costs associated with the implementation of new commercial and retail digital banking platforms late in fourth quarter of 2013 and the first quarter of 2014.

Professional fees declined $139,000, or 20%, during the quarter ended June 30, 2014 compared with the first quarter of 2014 and increased $28,000 compared with the second quarter of 2013.  The decrease during the second quarter of 2014 compared with the first quarter of 2014 was largely related to professional fees associated with the acquisition of United Commerce Bancorp.

About German American

German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) financial services holding company based in Jasper, Indiana.  German American, through its banking subsidiary German American Bancorp, operates 37 retail and commercial banking offices in 13 southern Indiana counties. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

The Company’s statements in this press release regarding the levels of loan demand and economic strength that its management is seeing in its geographical banking footprint could be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release. Factors that could cause actual experience to differ from the expectations implied in this press release include the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions of the Federal Reserve Board; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to the Company’s banking subsidiary; actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; and the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.  Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Balance Sheets

	June 30,	March 31,	June 30,
	2014	2014	2013

ASSETS
Cash and Due from Banks	$40,391	$44,159	$28,390
Short-term Investments	16,723	8,991	10,105
Interest-bearing Time Deposits with Banks	100	100	1,253
Investment Securities	615,576	613,354	612,837

Loans Held-for-Sale	8,812	9,844	19,435

Loans, Net of Unearned Income	1,409,485	1,364,505	1,242,964
Allowance for Loan Losses	(15,550)	(15,484)	(15,263)
Net Loans	1,393,935	1,349,021	1,227,701

Stock in FHLB and Other Restricted Stock	9,096	9,004	8,340
Premises and Equipment	40,479	39,983	36,702
Goodwill and Other Intangible Assets	23,191	23,516	20,842
Other Assets	45,270	48,418	45,007
TOTAL ASSETS	$2,193,573	$2,146,390	$2,010,612

LIABILITIES
Non-interest-bearing Demand Deposits	$398,621	$409,630	$331,571
Interest-bearing Demand, Savings, and Money Market Accounts	1,010,367	1,015,711	982,665
Time Deposits	333,391	342,434	327,673
Total Deposits	1,742,379	1,767,775	1,641,909

Borrowings	225,546	159,991	175,640
Other Liabilities	11,310	11,883	11,202
TOTAL LIABILITIES	1,979,235	1,939,649	1,828,751

SHAREHOLDERS' EQUITY
Common Stock and Surplus	121,566	121,379	108,433
Retained Earnings	92,934	88,361	74,967
Accumulated Other Comprehensive Income (Loss)	(162)	(2,999)	(1,539)
TOTAL SHAREHOLDERS' EQUITY	214,338	206,741	181,861

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,193,573	$2,146,390	$2,010,612

END OF PERIOD SHARES OUTSTANDING	13,210,395	13,208,240	12,666,936

BOOK VALUE PER SHARE	$16.22	$15.65	$14.36

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

INTEREST INCOME
Interest and Fees on Loans	$16,142	$15,944	$15,035	$32,086	$29,920
Interest on Short-term Investments and Time Deposits	3	3	13	6	23
Interest and Dividends on Investment Securities	3,680	3,734	3,410	7,414	6,885
TOTAL INTEREST INCOME	19,825	19,681	18,458	39,506	36,828

INTEREST EXPENSE
Interest on Deposits	1,037	1,036	1,154	2,073	2,388
Interest on Borrowings	467	449	592	916	1,503
TOTAL INTEREST EXPENSE	1,504	1,485	1,746	2,989	3,891

NET INTEREST INCOME	18,321	18,196	16,712	36,517	32,937
Provision for Loan Losses	200	350	(200)	550	150
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	18,121	17,846	16,912	35,967	32,787

NON-INTEREST INCOME
Net Gain on Sales of Loans	386	476	809	862	1,563
Net Gain on Securities	244	228	467	472	1,080
Other Non-interest Income	4,872	5,577	4,834	10,449	9,377
TOTAL NON-INTEREST INCOME	5,502	6,281	6,110	11,783	12,020

NON-INTEREST EXPENSE
Salaries and Benefits	7,886	8,424	7,627	16,310	15,411
Other Non-interest Expenses	6,253	6,666	5,634	12,919	11,312
TOTAL NON-INTEREST EXPENSE	14,139	15,090	13,261	29,229	26,723

Income before Income Taxes	9,484	9,037	9,761	18,521	18,084
Income Tax Expense	2,797	2,732	3,229	5,529	5,743

NET INCOME	$6,687	$6,305	$6,532	$12,992	$12,341

BASIC EARNINGS PER SHARE	$0.51	$0.48	$0.52	$0.98	$0.98
DILUTED EARNINGS PER SHARE	$0.51	$0.48	$0.52	$0.98	$0.97

WEIGHTED AVERAGE SHARES OUTSTANDING	13,210,150	13,179,188	12,666,315	13,194,754	12,654,146
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	13,230,812	13,203,701	12,683,127	13,216,084	12,671,706

GERMAN AMERICAN BANCORP, INC. (unaudited, dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	1.24%	1.18%	1.31%	1.21%	1.24%
Annualized Return on Average Equity	12.68%	12.33%	13.82%	12.50%	13.16%
Net Interest Margin	3.74%	3.78%	3.64%	3.76%	3.62%
Efficiency Ratio (1)	57.83%	60.18%	57.11%	59.02%	58.41%
Net Overhead Expense to Average Earning Assets (2)	1.70%	1.76%	1.52%	1.73%	1.57%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.04%	-0.16%	0.09%	-0.06%	0.07%
Allowance for Loan Losses to Period End Loans	1.10%	1.13%	1.23%
Non-performing Assets to Period End Assets	0.31%	0.59%	0.51%
Non-performing Loans to Period End Loans	0.42%	0.86%	0.69%
Loans 30-89 Days Past Due to Period End Loans	0.34%	0.25%	0.37%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$2,152,785	$2,132,809	$2,001,143	$2,142,852	$1,992,576
Average Earning Assets	$2,028,735	$2,005,637	$1,881,991	$2,017,250	$1,872,601
Average Total Loans	$1,390,185	$1,371,361	$1,233,024	$1,380,825	$1,222,497
Average Demand Deposits	$400,656	$405,386	$340,767	$403,008	$338,631
Average Interest Bearing Liabilities	$1,530,266	$1,511,896	$1,454,894	$1,521,132	$1,447,983
Average Equity	$210,960	$204,617	$189,026	$207,806	$187,532

Period End Non-performing Assets (3)	$6,904	$12,562	$10,164
Period End Non-performing Loans (4)	$5,969	$11,792	$8,604
Period End Loans 30-89 Days Past Due (5)	$4,728	$3,386	$4,626

Tax Equivalent Net Interest Income	$18,946	$18,796	$17,109	$37,742	$33,726
Net Charge-offs during Period	$134	$(550)	$271	$(416)	$407

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(3)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, Restructured Loans, and Other Real Estate Owned.
(4)	Non-performing loans are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Restructured Loans.
(5)	Loans 30-89 days past due and still accruing.